Exhibit 99.1

Westaff Announces Sale of Norway and Denmark Operations

WALNUT CREEK, CA, Friday June 10, 2005  — Westaff, Inc. (NASDAQ: WSTF), a leading provider of staffing services, is pleased to announce that it has signed an agreement to sell 100% of the outstanding shares of its Norway and Denmark companies (Westaff Nordic) to Personalhuset AS.

Personalhuset AS is a recruitment and staffing company serving its customers from 7 branch offices in central Norway. Personalhuset was established by Ted Hanisch, former Director General of the Public Employment Service of Norway 2001.  Personalhuset has been very successful, generating sales of approximately $16 million in its third year of operation.  It provides a broad range of services from recruitment to temporary staffing and outplacement.

Mr. Hanisch, Chairman of the Board of Personalhuset commented, “Including Westaff Nordic in our business adds important competence and capacity to Personalhuset and is part of our strategy to establish Personalhuset as one of the major recruitment and staffing companies in the Norway market.  This acquisition also provides us with an important introduction into the Danish market.”

Westaff President and Chief Executive Officer Patricia M. Newman commented, “Westaff began its operations in Norway and Denmark in 1965.  Whilst we have enjoyed many years of solid operating performance from our Nordic operations, this opportunity will allow us to focus future efforts on further development of our key Westaff U.S., U.K., Australia and New Zealand markets.  We are thrilled that we are placing our operations into the hands of such a growing and reputable organization as Personalhuset that can continue to provide quality services to Westaff customers and expand the opportunities for Westaff employees in Denmark and Norway.”

Westaff Nordic comprises 4 offices in Norway and 2 offices in Denmark and generated combined revenue of $12.2 million during fiscal 2004.  Estimated cash proceeds to Westaff of approximately $3 million, including a return of excess working capital, will be used by Westaff to repay debt under its revolving credit agreements.  Westaff expects to close the transaction within the next two weeks.

Westaff provides staffing services and employment opportunities for businesses in global markets.  Westaff annually employs approximately 150,000 people and services more than 15,000 client accounts from more than 250 offices located throughout the U.S., the United Kingdom, Australia, New Zealand, Norway and Denmark. For more information, please visit our Web site at www.westaff.com.

This press release contains forward-looking statements as defined in the Securities Exchange Act of 1934, and is subject to the safe harbors created by law. Forward-looking statements are based on the beliefs and assumptions of the Company’s management and on currently available information.  The Company undertakes no responsibility to publicly update or revise any forward-looking statement except as required by applicable laws and regulations.  Additional information concerning risks and uncertainties, and other factors you may wish to consider, is contained in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Form 10-K, Form 10-Q, Form 8-K and other filings.

WESTAFF CONTACT:	Dirk A. Sodestrom
Senior Vice President and
Chief Financial Officer
Telephone: 925/930-5300
e-mail: dsodestrom@westaff.com

PERSONALHUSET CONTACT:	Ted Hanisch
Chairman of the Board
+47 98295101
e-mail: ted@personalhuset.no